UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2010

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15295 Alton Parkway, Irvine, CA		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 26, 2010, Judge Wu, of the U.S. District Court for the Central District of California, stayed the legal action filed in April 2010 by ISTA Pharmaceuticals, Inc. (“ISTA”) against Senju Pharmaceutical, Co. Ltd. (“Senju”), in which ISTA seeks, among other remedies, a declaratory judgment that no further royalties are due to Senju related to Xibrom, following a relevant patent’s expiration in January 2009. Although the legal action was stayed pending arbitration upon Senju’s request, to the best of ISTA’s knowledge at this time, Senju has not filed for arbitration, which is to proceed in Japan. The Court set a conference date of October 21, 2010 when the parties will report on the status of the arbitration.

In the event this matter proceeds to arbitration, there can be no assurances about the duration of the arbitration or appeals that may be filed before, during or after the arbitration process, or how the dispute might be resolved. ISTA has not paid royalties to Senju on Xibrom revenues for 2010, but has been reserving amounts equal to the Xibrom royalties as if owed. ISTA plans to continue reserving for Xibrom royalties as if owed until the litigation is resolved. As a result, ISTA has not taken into account any potential outcome of this litigation in its 2010 management guidance on expected financial results.

Forward-Looking Statements

Any statements contained in this filing that refer to future events or other non-historical matters are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations and plans as of the date of this filing and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, risks and timing associated with intellectual property and contract litigation, and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to, ISTA’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

August 31, 2010	By:	/s/ Lauren P. Silvernail
Chief Financial Officer and Vice President, Corporate Development